Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

GERMANTOWN, MD, March 12, 2019 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today reported financial results for the fourth quarter and full year ended December 31, 2018.

RECENT HIGHLIGHTS & ACCOMPLISHMENTS:

•	Received positive reimbursement decisions for Eversense® from several payors with coverage reaching approximately 60 million lives in the U.S.
•	Obtained Regulatory approval to expand Eversense certification to Nurse Practitioners and Physician Assistants, both in the U.S. and Europe
•	Commenced the PROMISE 180-day sensor clinical study in the U.S.
•	Submitted a PMA supplement to the FDA seeking to secure an insulin dosing claim for Eversense
•	Extended Roche distribution agreement through January 2021 while expanding to an additional 17 countries, including Brazil, Russia, India and China
•	Appointed Jon D. Isaacson as Chief Financial Officer and Dr. Francine Kaufman as Chief Medical Officer

“We are pleased with 2018 which was a milestone year for Senseonics highlighted by FDA approval of the Eversense system, the build out of our commercial organization, and continued penetration in Europe” said Tim Goodnow, President and Chief Executive Officer of Senseonics.  “We continue to learn and adapt from the launch of this highly innovative product and expect real-world experience to drive patient and clinician demand for Eversense. With additional coverage policy wins and raising awareness of the benefits of a long-term implantable CGM, we are confident we have the strategy and team in place to accelerate adoption and help more patients manage their diabetes.”

FOURTH QUARTER 2018 RESULTS:

Revenue was $7.2 million for the fourth quarter of 2018, compared to $2.9 million for the fourth quarter of 2017.

Fourth quarter 2018 sales and marketing expenses increased $7.9 million year-over year, to $10.3 million. The increase in sales and marketing expenses was primarily driven by an increase in compensation expenses associated with new hires supporting the commercial launch of Eversense in the U.S. and to support and expand the distribution of Eversense® XL in Europe.

Fourth quarter 2018 research and development expenses decreased $0.3 million year-over-year, to $8.1 million. The decrease in research and development expenses was primarily driven by the completion of all activities associated with the U.S. PMA approval, including preparation for the FDA panel held in the first quarter of 2018.

Fourth quarter 2018 general and administrative expenses increased $1.5 million, year-over-year, to $5.3 million. The increase in general and administrative expenses was primarily driven by an increase in compensation, legal and other administrative expenses associated with supporting operational growth.

Net loss was $7.3 million, or $0.04 per share, in the fourth quarter of 2018, compared to $16.3 million, or $0.12 per share, in the fourth quarter of 2017. Fourth quarter 2018 net loss per share was based on 176.9 million weighted average shares outstanding, compared to 136.8 million weighted average shares outstanding in the fourth quarter of 2017.

FULL YEAR 2018 RESULTS:

Revenue for the year ended December 31, 2018 was $18.9 million, compared to $6.4 million in 2017.

Sales and marketing expenses for the year ended December 31, 2018 increased $20.8 million year-over year, to $27.7 million, compared to $6.9 million for 2017. The increase in sales and marketing expenses was primarily related to investments in additional headcount to support the U.S. commercial launch of Eversense and support of the expanding commercial efforts for Eversense XL in Europe.

Research and development expenses for the year ended December 31, 2018 increased $1.2 million year-over-year, to $31.9 million, compared to $30.7 million for 2017. The increase in research and development expenses was primarily driven by product development expenses for future versions of Eversense and clinical trial costs related to the PMA approval of Eversense in the U.S.

General and administrative expenses for the year ended December 31, 2018 increased $4.5 million, year-over-year, to $19.8 million, compared to $15.3 million for 2017. The increase in general and administrative expenses was driven primarily by an increase in personnel-related expenses, increased facility expenses and increased legal and audit expenses.

Net loss was $94.0 million, or $0.60 per share, for the year ended December 31, 2018, compared to $59.1 million, or $0.51 per share, for 2017. Net loss per share for 2018 was based on 157.4 million weighted average shares outstanding, compared to 116.0 million weighted average shares outstanding for 2017.

As of December 31, 2018, cash and cash equivalents were $136.8 million and outstanding indebtedness was $67.7 million.

2019 Financial Outlook

Management updates its projected revenue for full year 2019 to be in the range of $25 to $30 million.

CONFERENCE CALL AND WEBCAST INFORMATION

Company management will host a conference call at 4:30 pm (Eastern Time) today, March 12, 2019, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

(877)344-7529	http://www.senseonics.com and select the “Investor Relations” section
Live Teleconference Information: Dial in number: 866-519-2796 Entry Number: 117792 International dial in: 786-789-4771	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor

Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformative glucose monitoring products designed to help people with diabetes confidently live their lives with ease. From its inception, Senseonics has been advancing the integration of novel, fluorescence sensor technology with smart wearable devices. The Eversense® CGM System received PMA approval from the FDA for up to 90 days of continuous use and is available in the United States. The Eversense® XL CGM System received CE mark for up to 180 days of continuous use and is available in Europe. For more information on Senseonics, please visit www.senseonics.com.

FORWARD LOOKING STATEMENTS

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the expanded relationship with Roche, the potential commercialization of Eversense in additional markets, Senseonics’ projected revenue for full year 2019, the ongoing commercialization of Eversense in the U.S. and Eversense XL in Europe, the acceleration of the adoption of Eversense, growing patient and clinician demand for Eversense, and the potential life-enhancing benefits Eversense offers people with diabetes, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes, uncertainties inherent in the commercial launch and commercial expansion of the product,  and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2017, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

INVESTOR CONTACT Lynn Lewis or Philip Taylor Investor Relations 415-937-5406 Investors@senseonics.com

FINANCIAL STATEMENTS TO FOLLOW:

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$136,793	$16,150
Marketable securities	—	20,300
Accounts receivable, primarily from a related party	7,097	3,382
Inventory, net	10,231	2,991
Prepaid expenses and other current assets	3,985	2,092
Total current assets	158,106	44,915

Deposits and other assets	117	176
Property and equipment, net	1,750	853
Total assets	$159,973	$45,944

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,407	$7,712
Accrued expenses and other current liabilities	13,851	5,428
Deferred Revenue	628	—
Notes payable, current portion	10,000	10,000
Total current liabilities	28,886	23,140

Notes payable, net of discount	4,783	14,414
Convertible senior notes, net of discount	36,103	—
Derivative liability	17,091	—
Notes payable, accrued interest	1,764	1,054
Other liabilities	85	69
Total liabilities	88,712	38,677

Commitments and contingencies (Note 9)

Stockholders’ equity:
Common stock, $0.001 par value per share; 450,000,000 and 250,000,000 shares authorized as of December 31, 2018 and 2017; 176,918,381 and 136,882,735 shares issued and outstanding as of December 31, 2018 and 2017	177	137
Additional paid-in capital	428,878	270,953
Accumulated deficit	(357,794)	(263,823)
Total stockholders' equity	71,261	7,267
Total liabilities and stockholders’ equity	$159,973	$45,944

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Years Ended
	December 31,
	2018	2017	2016
Revenue, primarily from a related party	$18,913	$6,373	$332
Cost of sales	27,059	9,758	660
Gross profit	(8,146)	(3,385)	(328)

Expenses:
Sales and marketing expenses	27,730	6,857	2,736
Research and development expenses	31,863	30,735	26,347
General and administrative expenses	19,839	15,336	13,022
Operating loss	(87,578)	(56,313)	(42,433)
Other income (expense), net:
Interest income	2,001	135	80
Interest expense	(8,282)	(3,099)	(1,602)
Change in fair value of derivative liability	209	—	—
Other (expense) income	(321)	176	25
Total other expense, net	(6,393)	(2,788)	(1,497)

Net loss	(93,971)	(59,101)	(43,930)
Total comprehensive loss	$(93,971)	$(59,101)	$(43,930)

Basic and diluted net loss per common share	$(0.60)	$(0.51)	$(0.49)
Basic and diluted weighted-average shares outstanding	157,429,145	115,975,402	89,243,853